Consent of Independent Registered Public Accounting Firm

Apollo Medical Holdings, Inc.
Alhambra, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-219898), Form S-8 (No. 333-217719, 333-153138, 333-221915 and 333-221900), and Form S-3 (No. 333-228432, 333-229895 and 333-231109) of Apollo Medical Holdings, Inc. (“Company”) of our reports dated March 16, 2020, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
Los Angeles, California
March 16, 2020